UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2015 (August 6, 2015)

ALPHA NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32331	42-1638663
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Alpha Place, P.O. Box 16429

Bristol, VA 24209

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (276) 619-4410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

As previously reported, on August 3, 2015 (the “Petition Date”) Alpha Natural Resources, Inc. (the “Company”) and each of its wholly-owned domestic subsidiaries other than ANR Second Receivables Funding, LLC (together with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”), thereby commencing the Chapter 11 cases captioned as In re Alpha Natural Resources, Inc., et al., Case No. 15-33896 (Bankr. E.D. Va.) (the “Chapter 11 Cases”).

The Debtors also filed a motion (the “DIP Motion”) on the Petition Date seeking authorization to use cash collateral and to approve financing (the “DIP Financing”) under that certain Superpriority Secured Debtor-In-Possession Credit Agreement by and among the Company as borrower, certain Debtors party thereto as guarantors (the “Guarantors”), the lenders party thereto (the “DIP Lenders”) and Citibank, N.A. as Administrative Agent and Collateral Agent (the “DIP Credit Agreement”). On August 4, 2015, the Bankruptcy Court issued an interim order approving the DIP Motion on an interim basis [Docket No. 82] (the “Interim Order”) and authorizing the Debtors to, among other things, (i) enter into the DIP Credit Agreement and borrow up to $100 million under the DIP Term Loan Facility (defined below), (ii) obtain the issuance of a letter of credit in a face amount up to $108 million collateralized in part with proceeds of such term loan borrowing and (iii) enter into and consummate the transactions under an A/R Settlement Agreement. The A/R Settlement Agreement is described under Item 1.02 of the Company’s Current Report on Form 8-K filed on August 7, 2015, which information is incorporated herein by reference. On August 6, 2015, the Company entered into the DIP Credit Agreement with the DIP Lenders. The Bankruptcy Court will consider final approval of the DIP Financing at a hearing currently scheduled for September 1, 2015.

The DIP Credit Agreement provides for (i) a term loan not to exceed $300 million, secured by substantially all of the assets of the Debtors, subject to certain excluded assets and carve outs (the “Collateral”) and guaranteed by the Guarantors, which would be used to (A) fund operations and (B) to cash collateralize certain letters of credit, and for the issuance of new letters of credit (the “DIP Term Loan Facility”), (ii) a term letter of credit facility in an amount up to $108 million of the $300 million term loan (the “DIP Term LC Facility”), and (iii) a bonding accommodation facility in an amount up to $100 million (which may be increased with the consent of certain of the lenders) (the “DIP Bonding Facility”). The DIP Bonding Facility provides the Debtors with the ability to satisfy bonding requests by governmental agencies under state reclamation laws in the form of either an allowed “superpriority” administrative expense claim under section 364 of the Bankruptcy Code in the Chapter 11 Cases, or the posting of a cash collateralized letter of credit.

The DIP Credit Agreement also allows the Debtors, on a single occasion and subject to receipt of commitments from lenders, to request the addition to the DIP Financing of an asset based revolving credit facility having aggregate commitments not to exceed $200 million (a “Future DIP ABL Facility”), and which would also be secured by liens on the Collateral and would be guaranteed by the Guarantors. Liquidity under any Future DIP ABL Facility would be made available thereunder based on eligibility criteria and borrowing base calculations (including advance rates and reserves) as set forth therein. The Future DIP ABL Facility would include such other customary terms and conditions as are agreed by the parties, and the effectiveness of the Future DIP ABL Facility would be subject to documentation of an amendment to the DIP Credit Agreement, the entry of an appropriate order of the Bankruptcy Court approving the facility, and other customary conditions precedent. Following the effective date, $100 million of the Future DIP ABL Facility would be required to be used to repay the DIP Term Loan Facility.

The DIP Financing also includes a last-out letter of credit replacement facility in an aggregate undrawn amount of approximately $192 million (the “DIP LC Roll-Up Facility”), the terms of which were approved in the Interim Order, and is subject to the documentation of a separate credit agreement. Pursuant to the terms of the DIP LC Roll-Up Facility, letters of credit that were outstanding under the Debtors’ existing prepetition secured credit facility as of the Petition Date will be deemed to have been issued postpetition under the DIP LC Roll-Up Facility, and the Debtors will be permitted to further extend or renew these letters of credit on a going-forward basis.

The relative rights among the DIP Lenders (including lenders under any Future DIP ABL Facility) in the Collateral are set forth in the Interim Order and that certain Debtor-In-Possession Pledge and Security and Intercreditor Agreement dated as of August 6, 2015 by and among the Company, the Guarantors, Citibank, N.A. as the collateral agent in connection with the DIP Term Loan Facility, the DIP Term LC Facility and the DIP Bonding Facility, and the other agents party thereto (the “Security Agreement”).

In addition to the security interests granted under the DIP Credit Agreement, the Security Agreement and the Interim Order, pursuant to section 364(c)(1) of the Bankruptcy Code, all of the Debtors’ obligations under the DIP Financing (the “DIP Obligations”) constitute allowed claims against the Debtors with priority over any and all administrative expenses, and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, subject only to certain carve outs as provided in the DIP Credit Agreement and the Interim Order.

The scheduled maturity under the DIP Credit Agreement is the earliest of (a) February 6, 2017, (b) the date of termination in whole of the commitments pursuant to Section 2.08 or 8.01 of the DIP Credit Agreement, (c) 45 days after the entry of the Interim Order if a final order approving the DIP Financing and the use of cash collateral has not been entered by the Bankruptcy Court, (d) the sale of all or substantially all of the assets of the Company and Guarantors pursuant to section 363 of the Bankruptcy Code and (e) the effective date of a plan of reorganization.

Borrowings under the DIP Term Loan Facility can be made as either a Eurocurrency Borrowing or an ABR Borrowing. Eurocurrency Borrowing accrues interest at LIBOR plus 9.00%, with a LIBOR floor of 1.00%. An ABR Borrowing accrues interest at the Alternative Base Rate plus 8.00%, with an ABR floor of 2.00%.

Under the DIP Credit Agreement, the Company is required to pay the following fees:

•	a DIP Bonding Facility fronting fee in an amount equal to 0.25% of the stated amount of all issued and outstanding letters of credit under the DIP Bonding Facility, paid no later than ten (10) business days after the last day of March, June, September and December of each year letters of credit are outstanding

•	under the DIP Term Loan Facility, an upfront fee equal to 5.00% of the principal amount of the funded term loans under the DIP Term Loan Facility, due and payable on the date of each funding of any term loan thereunder

•	a DIP Term LC Facility Fronting Fee equal to 0.25% of the stated amount of all issued and outstanding letters of credit under the DIP Term LC Facility, paid no later than ten (10) business days after the last day of March, June, September and December of each year letters of credit are outstanding

The Company was also required to pay certain work fees to Citibank, N.A. (paid prepetition) and arranger fees, as approved by the Bankruptcy Court in the Interim Order.

The DIP Credit Agreement includes covenants that, subject to certain exceptions, require the Company to maintain certain minimum thresholds of liquidity, and limit the ability of the Company and the Guarantors to, among other things: (i) expend liquidity on capital expenditures, (ii) make dispositions of material leases and contracts, (iii) make acquisitions, loans or investments, (iv) create liens on their property, (v) dispose of assets, (vi) incur indebtedness, (vii) merge or consolidate with third parties, (viii) enter into transactions with affiliated entities, and (ix) make material changes to their business activities.

In addition to customary events of default, the DIP Credit Agreement contains the following milestones relating to the Chapter 11 Cases, the failure of which would result in an event of default:

1.	No later than October 30, 2015, delivery of a five-year business plan reasonably acceptable to the required DIP Lenders (the “Agreed Business Plan”).

2.	No later than November 30, 2015, delivery of a plan and timeline reasonably acceptable to the required DIP Lenders (i) to market and implement the asset sales, assignments, closings and abandonments (if any) to the extent reflected in the Agreed Business Plan and (ii) with respect to significant executory contract and unexpired lease assumptions and rejections.

3.	Within 135 days following the Petition Date, deliver to the Administrative Agent an updated Agreed Business Plan reasonably acceptable to the required DIP Lenders.

4.	Within 155 days following the Petition Date, deliver proposals contemplated in the Agreed Business Plan, if any, (i) to authorized union representatives seeking modifications with respect to collective bargaining agreements and (ii) to authorized representatives of retirees seeking modifications with respect to retiree benefits, in each case, consistent with and solely to the extent required by the Agreed Business Plan (any savings and work rule changes reflected in such proposals, collectively, the “Labor/Benefits Savings”).

5.	Within 215 days following the Petition Date, seek Bankruptcy Court approval of any Labor/Benefits Savings consistent with the Agreed Business Plan.

6.	To the extent that any Labor/Benefits Savings consistent with the Agreed Business Plan are not otherwise achieved on a consensual basis without the need for court relief, obtain any requested Labor/Benefits Orders within 320 days of the Petition Date.

7.	Within 300 days following the Petition Date, file an acceptable plan of reorganization.

8.	Within 90 days following the filing of a plan of reorganization, entry by the Bankruptcy Court of an order confirming such plan of reorganization.

The foregoing description of the DIP Credit Facility and the DIP Financing does not purport to be complete and is qualified in its entirety by reference to the DIP Credit Facility and the Security Agreement, each of which is attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

The Interim Order, and all other pleadings filed with the Bankruptcy Court, may be obtained by accessing http://www.kccllc.net/alpharestructuring.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01, above, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of August 6, 2015, by and among Alpha Natural Resources, Inc., as borrower, certain parties thereto as guarantors, the lenders party thereto and Citibank, N.A. as administrative agent and collateral agent.

10.2	Security Agreement, dated as of August 6, 2015, by and among Alpha Natural Resources, Inc., certain parties thereto as guarantors, and Citibank, N.A. as collateral agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha Natural Resources, Inc.

Date: August 12, 2015	By:	/s/ William L. Phillips III
Name: William L. Phillips III
Title: Assistant Secretary

Exhibit Index

Exhibit No.	Description

10.1	Superpriority Secured Debtor-In-Possession Credit Agreement, dated as of August 6, 2015, by and among Alpha Natural Resources, Inc., as borrower, certain parties thereto as guarantors, the lenders party thereto and Citibank, N.A. as administrative agent and collateral agent.

10.2	Security Agreement, dated as of August 6, 2015, by and among Alpha Natural Resources, Inc., certain parties thereto as guarantors, and Citibank, N.A. as collateral agent.